SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                     Name:
                                 XYZ PEPS Trust

 Address of Principal Business Office (Number & Street, City, State Zip Code):
                            c/o Puglisi & Associates
                               850 Library Avenue
                                   Suite 204
                             Newark, Delaware 19715

                    Telephone Number (including area code):
                                 (302) 738-6680

               Name and address of agent for service of process:
                    Donald J. Puglisi, Puglisi & Associates
                               850 Library Avenue
                                   Suite 204
                             Newark, Delaware 19715

Check Appropriate Box:
     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [X] NO [ ]


                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of New York and state of New York as of the 24th day of March, 1999.

                                       Signature:  XYZ PEPS Trust
                                                   (Name of Registrant)


                                       By: /s/ Donald J. Puglisi
                                          -------------------------------------
                                          Name:  Donald J. Puglisi
                                          Title: Trustee
Attest: /s/ Gregory F. Lavelle
       ---------------------------
       Name:  Gregory F. Lavelle
       Title: Vice President